Exhibit 10.2

3/22/17 Version

Motor Transportation Contract - Broker to Co-Broker

Ruan Transport Corporation

This Agreement between Leeway Global Logistics organized under the laws of UTAH and operating under DOT Number 2232366 and Motor Carrier Number 488571, here after referred to as “Co-Broker”, and Ruan Transport Corporation, organized under the laws of Iowa, hereafter referred to as “Broker," or collectively referred to as "Parties,” is entered into for the purpose of specifying the terms and conditions under which Broker will engage Co-Broker to perform motor contract carriage and related services for Shipper, hereafter referred to as "Services", and under which Co-Broker will render those Services. This Agreement shall be effective on 11/15/17 (the "Effective Date")

Co-Broker acknowledges and agrees that a Shipper may utilize Broker as its designee to arrange for the transportation of freight, except as expressly qualified elsewhere in this Agreement. Co-Broker acknowledges and agrees that Broker may exercise Shipper's rights and remedies under this Agreement for the benefit of Shipper and that Broker shall be entitled to the same indemnities from Co-Broker as the Agreement provides to Shipper. All references in this Agreement to “Shipper” shall include the Broker as Shipper’s representative as necessary to effect the intent of this Agreement.

Terms and Conditions

1. LEGAL STATUS OF PARTIES AND SERVICES

1.1 Representations. Co-Broker represents and warrants that it is duly registered with FMCSA as a for-hire broker of transportation services for the carriage of property in interstate and foreign commerce pursuant to 49 U.S.C. §13904 and will provide lawful and responsible Services to Shipper under contract. Broker represents and warrants that it has contracted with Shipper to operate as a broker of property and arrange for the transportation of Shipper’s products, is duly registered with FMCSA as a property transportation broker pursuant to 49 U.S.C. § 13904. If such registration is no longer required in the future, Broker represents and warrants that it meets the definition of “broker" found at 49 U.S.C. §13102(2) and shall function accordingly.

The parties shall render all Services in a competent and professional manner, and in accordance with all applicable federal and state laws and regulations of the jurisdiction(s) within which the Services are rendered.

1.2 Contract Carriage. All Services performed by Co-Broker pursuant to this Agreement shall be as a transportation broker in United States interstate or foreign commerce and shall be arranged with third party carriers as contract carriage within the meaning of 49 U.S.C. §§ 13102(4)(B) and 14101(b). In connection with contract carriage Services, the Parties hereby expressly waive all provisions of Chapters 137 and 147 and any other provisions of Subtitle IV, Part B of Title 49, United States Code, to the extent that such provisions are in conflict with express provisions of this Agreement. The Parties do not, however, waive the provisions of that subtitle relating to registration, insurance, or safety fitness.

1.3 Relationship of Parties. The relationship of the Parties to each other is that of an independent contractor. By this Agreement the Parties do not intend to provide for division of profits between Co-Broker, Broker and/or Shipper, or to clothe Broker and/or Shipper with joint control over Co-Broker’s performance of the Services, or otherwise to create a de facto or de jure joint venture, joint enterprise or partnership between Co-Broker, Broker and/or Shipper. Under no circumstances shall employees or agents of Co-Broker be deemed employees or agents of Broker or Shipper, nor shall Broker or Shipper be liable for any wages, fees, payroll taxes, assessments or other expenses relating to employees or agents of Co-Broker. Co-Broker further agrees to furnish, at its expense, through subcontracted carriers, suitable trucks, trailers, and manpower to transport the commodities tendered and to assume all costs, expenses, and liabilities incident to or arising out of maintenance, repair, or operation of equipment, as well as labor, fuel, insurance, and for accidents and agrees . to hold harmless Broker, Shipper and its customers from any and all costs, expenses, and liabilities.

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1.4 Maintenance of Statutory Compliance. Co-Broker represents and warrants that it will select carriers that are in compliance with all legal and regulatory requirements of the United States Department of Transportation (USDOT), to include but not be limited to:

a)	safety rating and related scores, operating authority, and/or any other legal or regulatory requirement implemented by the USDOT or other governmental agency;

b)	security regulations;

c)	owner/operator lease regulations;

d)	loading and securement of freight regulations;

e)	implementation and maintenance of driver safety regulations including, but not limited to, hiring, controlled substances, and hours of service regulations;

f)	implementation and maintenance of equipment safety regulations;

g)	maintenance and control of the means and method of transportation including, but not limited to, performance of its drivers.

Additionally, Co-Broker represents and warrants that it will notify Broker immediately if its Federal Operating Authority is revoked, suspended, or rendered inactive in any way and for any reason. Co-Broker represents and warrants that it will notify Broker promptly if it is sold or there is a change in control of more than 50% of its ownership. Co-Broker represents and warrants that it will notify Broker promptly if Co-Broker's safety rating becomes less than Satisfactory, or if any insurance as required in this Agreement is in danger of being or becomes terminated, revoked, cancelled, or suspended for any reason.

2. SCOPE OF SERVICES

2.1 Territories and Commodities. The geographic and commodity scope of the Services shall be as agreed upon by the Parties and amended from time to time, though under no circumstances, however, shall Co-Broker render Services beyond the scope of its FMCSA registration (as it may be amended from time to time) unless the Services are exempt from legal requirements for such registration or authority.

2.2 Co-Brokerage and/or Subcontracting. Co-Brokering and/or Subcontracting will not affect Co-Broker's liabilities to Shipper under this Agreement. As between Shipper and Co-Broker, all costs of rendering the Services (including compensation of subcontractors as well as payment of all taxes or other governmental assessments imposed on Co-Broker) shall be born solely and exclusively by Co-Broker, including without limitation any liability to Shipper for any loss of or damage to cargo shipped by Shipper.

2.3 Coercion. Broker shall not ask or in any way pressure Co-Broker to violate any federal, state or other applicable law with regards to the performance of the Services.

2.4 Non-Exclusivity of Services. Neither Party intends to give the other Party any exclusive rights or privileges under this Agreement. Except as otherwise stated in this Agreement, either party may contract with or otherwise provide service to any other motor carrier, broker, other intermediary or shipper. However, any attempt by Co-Broker to solicit the provision of service from shippers or consignees of the Broker whom the Co-Broker first contacted through service to the Broker, commonly known as 'back solicitation,' is strictly prohibited by Article 11 of this Agreement.

3. RATES, CHARGES, TERMS AND CONDITIONS FOR SERVICES

3.1 Rates and Charges. Co-Broker shall be entitled to the rates and charges set forth in the Ruan Rate Confirmation, hereafter referred to as the “Shipment Confirmation,” as its sole and exclusive compensation for rendering the Services (including any Services subcontracted to third parties or performed in a capacity other than as a motor carrier, with or without the notices and consents required under Sections 2.2). No shipment tendered by Shipper to Co-Broker within the geographic and commodity scope of this Agreement shall be subject to rates or charges set forth in any tariff or rate schedule maintained by Co-Broker, unless those rates and charges are specifically set forth and approved in the Shipment Confirmation, or Customer-Specific Addenda. Rates and charges set forth in the Shipment Confirmation on the effective date shall not be changed except by following the amendment procedures set forth in Article 12.3.

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3.2 Invoicing and Payment. Invoicing procedures shall be as specifically set forth in the Shipment Confirmation.

a)	It shall be Co-Broker's responsibility to invoice Broker for the freight charges owing to Co-Broker.

b)	All undisputed payments shall be made within thirty (30) day of receipt of appropriate documentation. In the event Broker or Shipper dispute any portion of any invoice, Broker shall pay the undisputed portion of the invoice in accordance with this Section 3.2(b), pending resolution of the dispute pursuant to Section 3.3 hereof. Payments made to Co-Broker shall not be considered evidence of Shipper’s acceptance of satisfactory performance of the Services nor shall they relieve Co-Broker from its obligation to perform the Services in accordance with this Agreement.

c)	It shall be Co-Broker's responsibility to remit a list of freight charges owed to Co-Broker, as well as signed Bills of Lading, within seven days of the date of delivery

d)	Broker and Co-Broker agree that Broker is the primary party responsible for payment of Co-Broker’s charges. Failure of Broker to collect payment from Shipper shall not exonerate Broker of its obligation to pay Co-Broker. Broker agrees to pay Co-Broker’s undisputed invoice within thirty (30) days of receipt of the bill of lading or proof of delivery, provided that Co-Broker is not in default under the terms of this Agreement. Co-Broker shall not seek payment from Shipper or any other party responsible for payment if Shipper or other party can prove payment to Broker,

3.3 Pricing Disputes. If Co-Broker alleges underpayment of applicable freight rates and charges by Broker, or if Broker alleges overcharges, over-collection or receipt of duplicate payments by Co-Broker, notice of such claims must be given, in writing, by the aggrieved Party to the other Party within one hundred eighty (180) days after delivery or the first attempted delivery of the involved shipment(s) by Co-Broker. The Party receiving any such claim shall process it in accordance with the provisions codified at 49 C.F.R. Part 378 as of the Effective Date. The parties shall make a good faith effort to resolve, prior to resorting to any civil action or arbitration proceeding, any dispute hereunder. Any civil action or arbitration proceeding with respect to such a claim shall be filed within eighteen (18) months after delivery or the first attempted delivery of the involved shipment(s) by Co-Broker.

3.4 Customs and Security Requirements.

a)	Co-Broker shall be responsible for ensuring compliance with those customs and security laws that are applicable to motor carriers transporting goods either domestically in the United States or for import or export from or to the United States.

b)	Shipper shall be responsible for ensuring that it and the consignee of any freight tendered to motor carrier under this Agreement have complied with all customs and security laws of the United States and other country, as applicable, with respect to motor carrier transportation of goods either domestically in the United States or for import or export from or to the United States, including the preparation of all documents and the payment of all applicable fees required by any government agency.

4. FREIGHT DOCUMENTATION

The terms of this Agreement and any addenda thereto shall apply to all shipments tendered to Co-Broker within the scope of Article 2.1, and shall take precedence over any conflicting terms contained in any bill of lading, receipt or other transportation document (Shipment Document) issued for all shipments tendered by the Parties within the scope of the Services. Any Shipment Document used by the parties shall only be used for the purpose of documenting pick-up and delivery of freight. Except as otherwise permitted by Customer- Specific Addenda, the Shipment Document shall show Broker as the bill-to party for freight charges, shall not show Broker as the shipper, consignee or motor carrier, and shall identify the carrier.

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5. INSURANCE; BROKER BOND

5.1 Broker's Requirement. Broker shall at all times maintain a surety bond/trust in an amount no less than seventy-five thousand (75,000) U.S Dollars. The form and terms of the bond shall be consistent with the provisions of FMCSA Form BMC 34 as that form was in effect on October 1, 2013.

5.2 Co-Broker’s Requirement. Co-Broker shall require each carrier to maintain 'any auto' liability insurance in an amount of not less than one million (1,000,000) U.S. Dollars per occurrence, commercial general liability insurance in an amount of not less than one million (1,000,000) U.S. Dollars per occurrence, cargo liability insurance, that also provides coverage for cargo loss due to failed refrigeration in the event the commodity requires use of temperature regulated equipment, in an amount of not less than one hundred thousand (100,000) U.S. Dollars per occurrence, and providing for a higher amount of cargo coverage when and as required under any separate customer-specific Rules of Engagement, and Workers Compensation insurance in accordance with the statutory requirements of the state in which the carrier operates under the requirements thereof. The required insurance shall cover the entire geographic scope in which the carrier will operate under this Agreement and, as applicable, be “Broad Form." Carriers maintaining 'scheduled auto’ liability insurance shall be required to certify, in writing, the tractor and trailer numbers being utilized for the extant shipment. Co- Broker agrees to assume full liability for loss or damage for ail goods while under the care, custody, and control of carrier, and shall upon demand pay Shipper for such goods as are lost, damaged, or destroyed during such time.

5.3 Evidence of Insurance Coverage. Upon either Party's request, the non-requesting Party shall furnish the requesting Party with certificates from the insurers or trustee evidencing such coverage and providing for not less than thirty (30) days’ advance written notice of cancellation or non-renewal of coverage or trust, or shall cause the insurers or trustee to name the requesting Party as an additional insured or beneficiary on the ‘any auto' and general liability policies. Neither Party waives any right to subrogation that it or its insurers may have arising out of service provided pursuant to this Agreement.

6. CARGO LIABILITY

6.1 General Provisions. Co-Broker will be liable to Shipper for loss or damage to cargo occurring while it is in its, or it's carrier's possession, including rail intermodal, except to the extent such loss or damage is caused by an Event of Force Majeure (as defined herein). Co-Broker's possession of cargo under this Agreement shall begin when carrier has executed the Shipment Documents for such cargo and shall terminate upon the lading being tendered for delivery as set forth in such Shipment Documents, The value of loss or damage to shipments will be based upon the Shipper's replacement cost of the goods lost or damaged, as supported by Shipper's invoice documentation. All product loss or damage claims shall be filed in writing by Shipper or Broker within nine (9) months after the date of delivery of the subject shipment. Claims shall be in writing, and shall indicate the specific amount of compensation requested, and accompanied by signed bills of lading, paid invoices, itemization, description, dollar amount requested, and other relevant supporting documentation. Each product claim shall identify the reason for the claim and the means of identifying the loss. Co-Broker agrees to acknowledge all product loss or damage claims within thirty (30) days of receipt of such claim.

6.2 Sealed Trailers. If Shipper loads and seals a trailer or semi-trailer tendered to Co-Broker and does not allow a representative of Co-Broker to inspect and count the cargo during the loading process, Co-Broker shall be absolved of any liability for shortages or damage upon delivery of the trailer or semi-trailer with the seal intact, except to the extent proximately caused by an independent action of Co-Broker. Co-Broker shall be similarly absolved if the seal was broken only at the direction and under the supervision of an agent for the Bureau of Customs and Border Protection or other governmental authority and Co-Broker applies another seal to the trailer under the observation of said Customs and Border Protection agent and notes the new sea! number on the uniform receipt or other shipping document so long as Co-Broker, its operator or other representative have taken all reasonable steps to secure the count, safety and integrity of the lading.

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6.3 Shipper's Load and Count. If Shipper pre-loads trailers or semi-trailers and a representative of Co-Broker is not present to verify cargo count or stowage adequacy during the loading process, the load shall be considered as moving on a “shipper’s load and count" basis regardless of whether it is sealed or whether “SL&C" or a similar notation appears on the Uniform Receipt

6.4 Carmack Amendment. Co-Broker shall agree that its liability for cargo loss or damage shall be no less than that of a Common Carrier as provided for in 49 USC 14706 (the Carmack Amendment). Exclusions in Co-Broker's insurance coverage shall not exonerate Co-Broker from this liability.

7. REFUSED FREIGHT; SALVAGE AND WAREHOUSE LIABILITY

The provisions of the most current version as of the Effective Date of the National Motor Freight Classification’s Uniform Straight Bill of Lading governing refused freight, salvage and Co-Broker’s status and liability as a Warehouseman shall be considered to be incorporated by reference into this Agreement.

8. INDEMNIFICATION; NO CONSEQUENTIAL DAMAGES

8.1 Hold Harmless. Except for loss of or damage to cargo which shall be governed by Article 6, the Parties shall indemnify each other, and Broker’s Shipper Customer (including all respective employees and agents) and hold each other harmless from and against all third party claims for personal injury or damage to real or tangible personal property, and resulting liabilities, losses, damages (including damages to the environment), fines, penalties, payments, costs and expenses (including reasonable legal fees) to the extent proximately caused by or resulting from: (a) the negligence or intentional acts of the indemnifying Party, including its employees or agents, in connection with the performance of this Agreement or the Services; or (b) the indemnifying Party’s or its employees' or agents' violation of applicable laws or regulations. The previous sentence, however, shall not apply to the extent that such claims, liabilities, losses, damages, fines, penalties, payments, costs or expenses are proximately caused by or result from the negligence or intentional acts of the indemnified Party, including its employees or agents. Any indemnified Party under this Section 8.1 shall promptly tender the defense of any claim to the indemnifying Party.

8.2 Joint and Concurrent Negligence. In the event such claims, liabilities, losses, damages, fines, penalties, payments, costs and expenses (including reasonable legal fees) are caused by the joint and concurrent negligence of the Parties, or the Parties and a third party, the indemnity obligations for such claims, liabilities, losses, damages, fines, penalties, payments, costs and expenses (including reasonable legal fees) shall be borne by each Party in proportion to its degree of fault.

8.3 Consequential Damages Excluded. Except for third party claims subject to Sections 8.1 and 8.2 neither party shall be liable to the other, and Co-Broker shall not be liable to Shipper for any incidental, indirect or consequential damages, such as, but not limited to, loss of profits, loss of market, loss of customer goodwill, assembly line shutdowns, or punitive or exemplary damages, regardless of whether the claim for such damages sounds in contract, tort, breach of warranty, consumer fraud, or otherwise.

9. FORCE MAJEURE; LEGAL RESTRAINT

If either Shipper or Co-Broker is prevented from or delayed in performing any of its obligations under this Agreement by reason of statutes, regulations or orders of a governmental entity (including actions taken by a court or by law enforcement officials), or because of war, terrorism, acts of God, labor disturbances, civil unrest, or any cause beyond the reasonable control of such Party (each, an "Event of Force Majeure"), that Party shall not be liable to the other Party for damages by reason of any delay or suspension of performance resulting from such Event of Force Majeure. The Party invoking this Article, however, shall furnish the other Party with Subsequent Notice of same no more than two business days after the onset of the Event of Force Majeure, During the Event of Force Majeure, the time for the nonperforming Party’s performance shall be extended for a period reasonably necessary to overcome the delay so long as the nonperforming Party is, without additional compensation, exercising commercially reasonable efforts to mitigate or limit the damages to the performing Party and, to the extent feasible, is continuing to perform its other obligations under this Agreement. When the nonperforming Party is able to resume performance of its obligations under this Agreement, it shall immediately give the performing Party written notice to that effect and shall resume performance under this Agreement no later than two business days after such notice is delivered.

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10. DISPUTE RESOLUTION

10.1 Agreement to Dispute Resolution Format. Having entered into this Agreement in good faith, the Parties agree that if a dispute arises with regard to its application or interpretation, any and all legal action, mediation, and/or litigation shall be governed by the laws of the State of Iowa, disregarding any choice-of-law principle under which that State would look to the laws of another jurisdiction.

10.2 Cargo Claims and Pricing Disputes. If a dispute involves a cargo claim or the pricing of Services, the provisions of Article 10 are subject to any inconsistent and overriding provision of Article 6 or Section 3 of Article 3, respectively.

11. CONFIDENTIALITY; BACK-SOLICITATION.

Except to the extent required by law, neither Party shall disclose to third parties (other than to freight bill auditors, prospective capital providers, and outside professionals, if such parties agree to similar confidentiality terms) either the terms of this Agreement or any confidential or proprietary information either Party learns about the other in the course of performing Services under this Agreement, including but not limited to software, business methods, customer lists, or the rates, valuation, origin, destination and consignee identity for any shipment within the scope of the Services. Except upon a material breach of this Agreement by Shipper, Co-Broker shall refrain from directly soliciting freight business during the term of this Agreement, or for twelve (12) months thereafter, from any entity which (i) was not solicited by Co-Broker prior to the Effective Date and (ii) actually tenders at least one (1) shipment to Co-Broker during the term of this Agreement.

12. MISCELLANEOUS

12.1 Governing Law. Except to the extent that the application of such laws is prohibited by the provisions of 49 U.S.C. § 14501(c) or other law, this Agreement shall be interpreted in accordance with the laws of the State of Iowa, disregarding any choice-of-law principle under which that State would look to the laws of another jurisdiction.

12.2 Compliance with Laws. The Parties shall, at all times, comply with the all applicable federal, state and local laws, rules and regulations (collectively, "Laws") including, without limitation, the federal state and safety regulations. To the extent this Agreement or any Services provided hereunder shall conflict with such Laws, this Agreement and the Services provided hereunder shall be modified to comply with such Laws and the Parties shall not be deemed in breach of this Agreement or suffer any liability or penalty for compliance with such Laws.

12.3 Notices. Any Notice required or permitted under this Agreement shall be deemed sufficient if sent by prepaid first-class mail, by a nationally recognized overnight courier, or by facsimile transmission, if such Notice is sent to the address or fax number, and marked to the attention of the individual noted in the signatory provision of this Agreement or to any other individual designated by the Party. Notices shall be considered received by the addressee Party on the third business day after mailing, on the first business day after deposit with an overnight courier, or on the day a facsimile is transmitted if the sending machine produces written confirmation of a successful transmission. Each Party may change its designated contact, or update the contact information, by Prior Notice to the other Party in accordance with this Article, and without formal amendment of this Agreement under Article 12.4.

12.4 Entire Agreement; Amendments. This Agreement represents the entire agreement and understanding of the Parties with regard to its subject matter. No prior understandings or agreements of the Parties, whether written or oral, nor any documents not specifically incorporated into this Agreement, nor any course of conduct of the Parties before or after the Effective Date, shall have the effect of modifying the Parties’ rights and obligations under this Agreement in any way. Except as provided in Article 12.3 with regard to changes in Designated Contact information and listings, no amendment to this Agreement shall be valid unless it is set forth in writing, is marked with a unique amendment number, specifies the articles, sections and/or

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Attachments being amended, specifies an effective date for the amendments, and is signed by Designated Contacts of both Parties. All warranties, limitations of liability, indemnities and confidentiality rights and obligations provided in this Agreement shall survive the cancellation, expiration or termination hereof and shall be enforceable by the Parties and their successors and assigns.

12.5 Severability. To the extent that any provision of this Agreement may be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall become ineffective as to all matters within the jurisdiction of that court. The court's holding, however, shall not be treated as affecting the validity or enforceability of any other provision of this Agreement, nor as affecting the validity or enforceability of any part of this Agreement in other jurisdictions.

12.6 Waiver. Neither the failure of a Party to exercise any right, power or privilege under this Agreement, nor its delay in any such exercise, shall operate as a waiver of that right, power or privilege. No such waiver shall be binding on either Party unless it is in writing and signed by a Designated Contact of the Party against which the waiver is asserted. No such waiver on one occasion shall preclude subsequent full enforcement of a Party’s rights, powers and privileges under this Agreement or at law or in equity.

12.7 Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, both Parties as well as their respective successors and permitted assigns. Assignment of this Agreement by either Party requires prior written notice to and Consent by the other Party. Neither Party shall unreasonably withhold Consent for an assignment by the other Party to an Affiliate of the assigning Party, provided that the Affiliate first agrees in writing to comply with all terms and conditions of this Agreement.

12.8 Term of Agreement, This Agreement shall remain in full force and effect for a one-year period following the Effective Date, and thereafter shall be renewed automatically on a year-to-year basis, unless and until terminated as set forth in the next sentence, Either Party has the right to terminate this Agreement at any time after the initial one-year period, with or without cause, by providing prior written notice to the other Party at least thirty (30) calendar days in advance of the proposed termination date (unless a shorter notice period is specified in particular circumstances by particular provisions of this Agreement as amended from time to time). If any shipment within the scope of the Services remains in transit on the effective date of a termination of this Agreement, both Parties’ rights and duties under this Agreement shall remain in effect with respect to such shipment until it is delivered and all related invoices and claims are satisfied,

12.9 Counterparts. This Agreement may be executed in one or more counterparts, any and all of which shall constitute one and the same instrument.

12.10 Captions. The captions and headings set forth in this Agreement are for convenience only. They shall not be considered a part of this Agreement, nor affect in any way the meaning of its terms and conditions.

12.11 Primacy of Contract. Co-Broker shall agree that the terms and conditions of its contract with BROKER shall apply on all shipments it handles for BROKER. Any terms in a tariff that are referenced in the carrier contract which are inconsistent with the contract shall be subordinate to the terms of the contract. Co-Broker shall expressly waive all rights and remedies under Title 49 USC, Subtitle IV, Part B to the extent they conflict with the contract.

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WHEREFORE, the Parties have executed this instrument as their legally binding agreement as of the. Effective. Date first written above.

Carrier:	Ruan Transport Corporation:

LeeWay Global Logistics	/s/ Paul D. Jenson
Signature	Signature

/s/ Shelby Lyman	Paul D. Jenson
Printed Name	Printed Name

Shelby Lyman	Sup-Supply Chain Solutions
Title	Title

National Acc Manager	2•11•2022
Date	Date

11/15/17 – 385-715-7205	515-245-5309
Phone	Phone

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